Exhibit 99.1

Starry Announces the NYSE Has Commenced Delisting Proceedings

There is no impact to customers’ internet service due to this notice

Boston, Mass. (December 15, 2022) – Starry Group Holdings, Inc. (NYSE: STRY) (the “Company” or “Starry”), a licensed fixed wireless technology developer and internet service provider, today announced that on December 14, 2022, the New York Stock Exchange (the “NYSE”) notified the Company, and publicly announced, that it has determined to commence proceedings to delist the Company’s Class A Common Stock (the “Class A Common Stock”) and warrants to purchase shares of Class A Common Stock (the “Warrants”) from the NYSE and that trading in the Class A Common Stock and Warrants would be suspended immediately, due to trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual (“Section 802.01D”). The Company has a right to an appeal of this determination by the NYSE, provided that the Company files a written request for such review within seven calendar days after receiving the notice. The Company’s Board of Directors is currently considering whether to appeal the NYSE’s determination to commence delisting proceedings. To effect the delisting, the NYSE will apply to the Securities and Exchange Commission (the “SEC”) to delist the Class A Common Stock and Warrants pending completion of applicable procedures.

In addition, on December 9, 2022, the NYSE notified the Company that it is not in compliance with Section 802.01B of the NYSE Listed Company Manual (“Section 802.01B”) because its average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its last reported stockholders’ equity was less than $50 million.

Pursuant to the NYSE’s rules, the Company has 45 days from the receipt of the Section 802.01B notice to submit a plan advising the NYSE of definitive action the Company has taken, or is taking, which would bring the Company into compliance with the minimum global market capitalization listing standard within 18 months of receipt of the notice. The Company’s Board of Directors is currently considering whether to submit such a plan. If the NYSE accepts a plan submitted by the Company, and assuming that the Company is successful in its appeal of the NYSE’s decision to suspend trading in the Class A Common Stock and Warrants and initiate delisting proceedings pursuant to Section 802.01D and that the Company is in compliance with other NYSE continued listing standards, the Class A Common Stock and Warrants may resume trading on the NYSE.

There is no impact to customers’ internet service as a result of the NYSE’s actions. All customer operations continue as normal.

About Starry Group Holdings, Inc.

At Starry (NYSE: STRY), we believe the future is built on connectivity and that connecting people and communities to high-speed, broadband internet should be simple and affordable. Using our innovative, wideband hybrid-fiber fixed wireless technology, Starry is deploying gigabit capable broadband to the home without bundles, data caps, or long-term contracts. Starry is a different kind of internet service provider. We’re building a platform for the future by putting our customers first, protecting their privacy, ensuring access to an open and neutral net, and making affordable connectivity and digital equity a priority. Headquartered in Boston, Starry is currently available in Boston, New York City, Los Angeles,

Washington, DC, Denver and Columbus, OH. To learn more about Starry or to join our team and help us build a better internet, visit: https://starry.com.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to our ability to successfully appeal the suspension and delisting of the Class A Common Stock and Warrants by the NYSE and any potential plans to cure the NYSE continued listing requirement deficiencies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include our ability to regain compliance with the continued listing standards of the NYSE, our limited remaining available cash, our ability to remain in compliance with and not in default under our credit facility, our potential inability to timely procure additional financing or other strategic options on favorable terms, or at all, our potential inability to realize the expected benefits of the announced reduction in force and other cost-cutting measures and the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the SEC. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ben Barrett, Starry

bbarrett@starry.com

investors@starry.com

Media Contact:

Mimi Ryals, Starry

mryals@starry.com

press@starry.com